Exhibit 3.2
FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
04 MAR - 4PM 1:45
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MUST HAVES, INC.
     Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Must Haves, Inc., a Florida corporation (the “Corporation”), hereby certifies that the Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 4, 2004, bearing Document No. P04000041568. The undersigned further certifies that the text of the Articles of Incorporation is hereby amended and restated as herein set forth in full and shall supersede the original Articles of Incorporation:
     ARTICLE I: CORPORATE NAME
     The name of this Corporation is MUST HAVES, INC.
     ARTICLE II: NATURE OF CORPORATE BUSINESS AND POWERS
     The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.
     ARTICLE III: CAPITAL STOCK
     The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 10,000,000 shares of common stock, no value per share, and 1,000,000 shares of preferred stock, no par value. Series of preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.
     On the date of filing of these Articles of Amendment with the Secretary of State of the State of Florida, each issued and outstanding shares of the Corporation’s previously authorized common stock, par value $1.00 per share (the “Old Common Stock”) shall thereby and thereupon be reclassified and converted into 19,250 shares (the “New Common Stock”). Each certificate that represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock.
     The forward stock split as provided for in these Amended and Restated Articles of Incorporation of the Corporation is to be proportionate in nature, and will not affect the rights or preferences of the holders of any outstanding shares, or the percentage of authorized shares remaining unissued, as provided in Section 607.10025 of the Florida Business Corporation Act.
     ARTICLE IV: TERM OF EXISTENCE
     This Corporation shall have perpetual existence.
     ARTICLE V: PRINCIPAL OFFICE AND MAILING ADDRESS
     The principal office and mailing address of the Corporation is 1507 Presidential Way, North Miami Beach, Florida 33179.
     ARTICLE VI: BOARD OF DIRECTORS
     The Board of Directors shall consist of not less than one nor more than seven individuals. The number of directors may be increased or decreased from time to time by amendment to the Bylaws.
     ARTICLE VII: INDEMNIFICATION
     The Corporation may indemnify any director, officer, employee, or agent of the Corporation to the fullest extent permitted by Florida law.
     ARTICLE VIII: REGISTERED AGENT AND ADDRESS
     The Registered Agent of this Corporation shall be Stella Gostfrand at 1507 Presidential Way, North Miami Beach, Florida 33179.
     ARTICLE IX: AFFILIATED TRANSACTIONS
     This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.
     ARTICLE X: CONTROL SHARE ACQUISITIONS
     This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

     The foregoing amended and restated articles of incorporation were adopted pursuant to written consent of the sole director and the holder of the majority of the voting capital stock of the Corporation, dated January 29, 2007, in accordance with Sections 607.0821 and 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation’s Articles of Incorporation was sufficient for approval.
     IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment this 29th day of January 2007.

/s/ Stella Gostfrand
Stella Gostfrand, President

CERTIFICATE OF ACCEPTANCE BY REGISTERED AGENT
     Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of MUST HAVES, INC., a Florida corporation (the “Corporation”), in the Corporation’s Amended and Restated Articles of Incorporation:
     Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 29th day of January 2007.

/s/ Stella Gostfrand
Stella Gostfrand
Registered Agent